UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 2, 2010
FUEL SYSTEMS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware State or other jurisdiction of incorporation)	001-32999 (Commission File Number)	20-3960974 (IRS Employer Identification No.)

780 Third Avenue 25th Floor, New York, NY (Address of principal executive offices)		10017 (Zip Code)
Registrant's telephone number, including area code: (646) 502-7170
______________________________________ (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________________________________________

Item 1.01. Entry into a Material Definitive Agreement.

On September 3, 2010, Fuel Systems Solutions, Inc. ("Fuel Systems") entered into a definitive Equity Purchase Agreement to purchase Evotek LLC ("EvoTek"), a premier alternative fuel automotive systems developer in North America that offers dedicated CNG and LPG conversion systems across multiple U.S. fleet vehicle platforms. The transaction is structured as an equity purchase and is expected to close in September 2010, subject to customary closing conditions. The transaction is valued at $7.0 million, comprised of $4.0 million in cash to be paid at closing and $3.0 million of Fuel Systems' stock paid into escrow to be released in three equal annual installments upon achievement of certain product development milestones. After closing, EvoTek will be integrated into Fuel Systems' U.S. automotive division.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 2, 2010, Fuel Systems Solutions, Inc. completed its previously announced acquisition of Productive Concepts International LLC's alternative fuel vehicle business (PCI) for a transaction value of $11.1 million including $975,000 in assumed debt as announced on August 5, 2010.  The seller received $6.125 million, with an additional cash payment of $4.0 million payable upon achievement of a system installation volume milestone. Further performance payments of up to $20 million in Fuel Systems Solutions stock may be made in the future based on achievement of 2011 and 2012 revenue targets.

Item 7.01. Regulation FD Disclosure.

For additional information regarding the EvoTek transaction, reference is made to the press release announcing the acquisition, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

If the acquisition of the Productive Concepts International Business is deemed to be significant in relation to Fuel Systems' fiscal year 2009 consolidated financial statements, Fuel Systems will file the PCI's financial statements and required pro forma financial information by amendment to this report on Form 8-K within 71 calendar days after the date on which this report on Form 8-K must be filed.

(d) Exhibits

99.1 Press Release of Fuel Systems, dated September 8, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUEL SYSTEMS SOLUTIONS, INC.
Dated: September 8, 2010	By: __/s/ Matthew Beale______________ Matthew Beale President and Chief Financial Officer